Exhibit 6.23

AMENDMENT NO. 1
TO
TRANSACTION FEE AGREEMENT

This Amendment No. 1 to the Transaction Fee Agreement (the “Agreement”) is made as of March 17, 2017 by and between T.R. Winston & Company, LLC (the “Broker”), and Level Brands, Inc. (the “Company”). The Company and the Broker are collectively herein referred to as the “Parties”.

WITNESSETH

WHEREAS, the Company and the Broker are parties to that certain Transaction Fee Agreement dated November 23, 2015 (the "November 2015 Agreement") pursuant to which the Broker acted as placement agent for the Company in a private placement of its securities (the "Offering").

WHEREAS, under the terms of the November 2015 Agreement, following the Closing of the Offering the Broker is entitled to a Tail Fee with respect to any Subsequent Financing by the Company (both of which such terms are as defined in the November 2015 Agreement).

WHEREAS, the final closing of the Offering occurred on February 16, 2016.

WHEREAS, the Company has advised the Broker that it intends to undertake a Subsequent Financing and has requested that the Broker terminate its rights to a Tail Fee and the Broker has so consented.

NOW, THEREFORE, in consideration of mutual promises, covenants and agreements hereinafter set forth, the Parties agree as follows:

1.           Section 2 of the November 2015 Agreement is hereby deleted in its entirety.

2.           Except as otherwise amended by this Agreement, all other terms and conditions of the November 2015 Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

T.R. WINSTON & COMPANY, LLC		LEVEL BRANDS, INC.

By:	/s/ Karen Kang	By:	/s/ Mark Elliott
	Karen Kang		Mark Elliott
	Vice President		CFO/COO